The New Economy Fund
November 30, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$42,416
Class B	$-
Class C	$-
Class F-1	$1,264
Class F-2	$4,814
Total	$48,494
Class 529-A	$1,442
Class 529-B	$-
Class 529-C	$1
Class 529-E	$21
Class 529-F-1	$177
Class R-1	$-
Class R-2	$-
Class R-2E	$2
Class R-3	$166
Class R-4	$1,535
Class R-5	$1,065
Class R-5E*	$-
Class R-6	$11,393
Total	$15,802
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.1550
Class B	$-
Class C	$-
Class F-1	$0.1249
Class F-2	$0.2415
Class 529-A	$0.1286
Class 529-B	$-
Class 529-C**	$-
Class 529-E	$0.0370
Class 529-F-1	$0.2047
Class R-1	$-
Class R-2	$-
Class R-2E	$0.2897
Class R-3	$0.0193
Class R-4	$0.1489
Class R-5	$0.2611
Class R-5E	$0.2935
Class R-6	$0.2771
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	264,578
Class B	151
Class C	13,720
Class F-1	8,298
Class F-2	20,464
Total	307,211
Class 529-A	11,455
Class 529-B	23
Class 529-C	3,349
Class 529-E	586
Class 529-F-1	910
Class R-1	1,358
Class R-2	4,728
Class R-2E	60
Class R-3	7,971
Class R-4	9,592
Class R-5	2,883
Class R-5E*	-
Class R-6	52,148
Total	95,063
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$36.67
Class B	$34.03
Class C	$33.51
Class F-1	$36.73
Class F-2	$36.69
Class 529-A	$36.33
Class 529-B	$34.00
Class 529-C	$33.94
Class 529-E	$35.83
Class 529-F-1	$36.34
Class R-1	$34.47
Class R-2	$34.65
Class R-2E	$36.29
Class R-3	$35.90
Class R-4	$36.34
Class R-5	$36.91
Class R-5E	$36.57
Class R-6	$36.81
*Amount less than one thousand
**Amount less than $.01